Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated July 20, 2017, in this Registration Statement (Form S-6 No. 333-217707) of Smart Trust 327, comprising Smart Trust, Miller/Howard North American Energy Opportunities Trust, Series 7.

/s/ Grant Thornton LLP

Chicago, Illinois

July 20, 2017